March 25, 2008

RESTATED AND AMENDED

LETTER LOAN AGREEMENT

The Beard Company

5600 N. May Avenue, Suite 320

Oklahoma City, Oklahoma 73112

Gentlemen:

This Restated and Amended Letter Loan Agreement (this “Agreement”) amends and restates the previous Restated and Amended Letter Loan Agreement between the parties hereto dated March 26, 2004, as amended by the parties on June 25, 2004, and as further restated and amended by the parties on April 1, 2005, on March 3, 2006, and on June 13, 2007.

This Agreement sets forth the terms and conditions under which we have agreed to extend the maturity date of the current unpaid balance of $2,250,000.00 of the loan previously made to you in the principal amount of $3,000,000.00 (the “Loan”), which is no longer a revolving loan. Accordingly, as payments are made on the Loan, additional advances will no longer be permitted.

1.	LENDER:	The William M. Beard and Lu Beard 1988 Charitable Unitrust (the “Unitrust”).

2.	BORROWER:	The Beard Company (the “Company”).

3. AMOUNT:

$2,250,000.00. The Loan shall be evidenced by a promissory note in the amount of $2,250,000.00 dated as of this date (the “Note”). The Borrower shall be permitted to make prepayments without penalty up to the amount of the Note.

4.	INTEREST RATE:	A fixed rate of 10.00%.

5. REPAYMENT:	The outstanding principal balance (the “Indebtedness”) plus unpaid accrued interest shall be due and payable on April 1, 2010.

The Beard Company

Restated and Amended Letter Loan Agreement

March 25, 2008

6. COLLATERAL:

Prior to the date of this Agreement, the Loan has been secured by the Prior Deeds of Trust (as defined in the 2008 Nominee Deed of Trust described below). Effective as of the date of this Agreement, Lender shall release each of the Prior Deeds of Trust, and Borrower shall execute and deliver to McElmo Dome Nominee, L.L.C., as nominee and agent for Lender and other lenders to the Company as described therein, a deed of trust (the “2008 Nominee Deed of Trust”), covering Borrower’s working and overriding royalty interests in the McElmo Dome Unit in Montezuma and Dolores Counties of Colorado (the “Interests”).

The 2008 Nominee Deed of Trust shall be junior and subordinate to that certain Amended and Restated Deed of Trust, Assignment of Production, and Financing Statement dated March 25, 2008, (the “2008 First Fidelity Deed of Trust”) for the benefit of First Fidelity Bank, N.A. (the “First Fidelity”), covering the Interests and securing payment of the amount of $1,000,000.00, being the unpaid principal balance of that certain promissory note dated June 8, 2007, executed by the Company to the order of First Fidelity, as modified by Change in Terms Agreement executed by the Company and First Fidelity dated March 25, 2008.

To more fully evidence the subordination of the 2008 Nominee Deed of Trust, and to describe the relative priorities among the beneficiaries of such deed of trust, the Company, Unitrust, and Boatright Family LLC have executed and delivered a Release, Subordination and Amended and Restated Nominee Agreement (the “Nominee Agreement”) dated March 25, 2008.

7.     COVENANT:               Until the Indebtedness has been paid in full, the Borrower will not sell, transfer, convey or otherwise dispose of, all or a substantial portion of its assets now owned or hereafter acquired, whether pursuant to a single transaction or a series of transactions, and the Borrower will not merge or consolidate with any person or entity or permit any such merger or consolidation with the Borrower. This paragraph specifically excludes asset sales incurred in the normal course of business.

The Beard Company

Restated and Amended Letter Loan Agreement

March 25, 2008

8.	EVENTS OF
DEFAULT:	If any of the following conditions or events (“Events of Default”) shall occur and be continuing:

A.	Failure of the Borrower to pay when due any amounts, including principal or interest on the Note (whether at the stated maturity, upon acceleration or otherwise).

B.	Any Event of Default as specified in the Note

C.

Any default or breach in the performance of any covenant, obligation, representation, warranty or provision contained in this Agreement, the 2008 Nominee Deed of Trust, or in the Note or in any other note or obligation of Borrower to the Unitrust.

D.

The Borrower shall: (i) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of the Borrower or any of its properties, (ii) admit in writing the inability to pay, or generally fail to pay, its debts when they come due, (iii) make a general assignment for the benefit of creditors, (iv) commence any proceeding relating to the bankruptcy, reorganization, liquidation, receivership, conservatorship, insolvency, readjustment of debt, dissolution or liquidation of the Borrower, or if corporate action should be taken by the Borrower for the purpose of effecting any of the foregoing, (v) suffer any such appointment or commencement of a proceeding as described in clause (i) or (iv) of this paragraph, which appointment or proceeding is not terminated or discharged within 60 days, or (vi) become insolvent.

THEN upon the occurrence of any Event of Default described in the foregoing paragraphs the unpaid principal amount of and accrued interest on the Loan shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower.

The Beard Company

Restated and Amended Letter Loan Agreement

March 25, 2008

If the foregoing terms and conditions are acceptable to you, please acknowledge your agreement by signing below and returning one copy of this Letter Loan Agreement to us.

Sincerely,

LENDER:

THE WILLIAM M. BEARD AND LU BEARD

1988 CHARITABLE UNITRUST

/s/ William M. Beard	/s/ Lu Beard
William M. Beard, Trustee	Lu Beard, Trustee

Accepted effective this 25 day of March, 2008

BORROWER:

THE BEARD COMPANY

/s/ Herb Mee, Jr.

Herb Mee, Jr., President